Exhibit 99.6

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-4 of PDC Energy Inc. (“PDC”) filed with the Securities and Exchange Commission (File No. 333- ) (the “Registration Statement”), the undersigned hereby consents to being named and described as a director nominee of PDC in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Lynn A. Peterson
Lynn A. Peterson

September 25, 2019